Exhibit 4.11

AMENDMENT NO. 6
TO
ALLTEL CORPORATION 401(k) PLAN
(January 1, 2001 Restatement)

        WHEREAS, ALLTEL Corporation (the "Company") maintains the ALLTEL Corporation 401(k) Plan, as amended and restated effective January 1, 2001, and as subsequently amended (the "Plan"); and

        WHEREAS, the Company desires further to amend the Plan;

        NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan, effective as set forth herein, in the respects hereinafter set forth:

        1.     Effective as if originally included in the January 1, 2001 Restatement of the Plan, a new Section 3.11 is added to the Plan to provide in its entirety as follows:

          3.11 Electronic Disclosure and Signatures

    Any communication or disclosure to or from Participants and/or Beneficiaries that is required under the terms of the Plan to be made in writing may be provided in any other medium (electronic, telephonic, or otherwise) that is acceptable to the Plan Administrator and permitted under applicable law.

        2.     Effective upon execution of this Amendment, a new Section 3.12 is added to the Plan to provide in its entirety as follows:

          3.12 404(c) Protection

    The Plan is intended to constitute a plan described in Section 404(c) of ERISA and regulations issued thereunder. The fiduciaries of the Plan may be relieved of liability for any losses that are the direct and necessary result of investment instructions given by a Participant, his Beneficiary, or an alternate payee under a qualified domestic relations order.

        3.     Effective upon execution of this Amendment, Section 11.01 of the Plan is amended by deleting the text thereto and substituting the following:

    The Trust Fund shall be comprised of separate Investment Funds for the investment of the contributions made hereunder, as provided in the Trust Agreement, and shall include an Investment Fund known as the ALLTEL Corporation Common Stock Fund, which shall be invested primarily in common stock, par value $1.00 per share, of ALLTEL Corporation, a Delaware corporation, as the common stock is from time to time constituted.

        4.     Effective upon execution of this Amendment, Section 15.01(c) of the Plan is amended by deleting "ALLTEL Stock Fund" in each place in which it is used and substituting "ALLTEL Corporation Common Stock Fund" in such place.

        5.     Effective as if originally included in the January 1, 2001 Restatement of the Plan, Section 15.04 of the Plan is amended by deleting the first sentence thereto and substituting the following:

    Notwithstanding the preceding provisions of this Article XV, the Separate Account of a Participant shall be distributed in a single sum payment as soon as practicable following his Settlement Date if the value of his vested Separate Account is $5,000 (or such other amount as is established by the Secretary of Treasury pursuant to Section 411(a)(7)(B)(i) of the Code) (or, for distributions prior to January 1, 2002, exceeded such amount at the time of any prior distribution) or less; provided, however, that no such payment shall be made if benefits have commenced in installments prior to January 1, 2002. For purposes of the immediately preceding sentence, Rollover Contributions made to a Participant's Separate Account pursuant to Section 12.08 shall not be taken into consideration in determining the value of a Participant's Separate Account on or after January 1, 2002.

        6.     Effective as if originally included in the January 1, 2001 Restatement of the Plan, Section 18.01 of the Plan is amended by deleting the first two sentences thereto and substituting the following:

    A Participant who is a party in interest (or any other person with a Separate Account under the Plan who is a party in interest) may make written application to the Plan Administrator for a loan from his Separate Account. Loans shall be made in accordance with a written loan policy prescribed by the Plan Administrator, and which policy is hereby incorporated into and made a part of the Plan.

        7.     Effective as of June 1, 2004, a new Section 20.10 is added to the Plan to provide in its entirety as follows:

          20.10 Merger of Radiofone Services, L.L.C. 401(k)/Profit Sharing Plan

    (a)
    Effective as of the beginning of business on June 1, 2004, the Radiofone Services, L.L.C. 401(k)/Profit Sharing Plan (the "Radiofone Plan") shall be merged into and made a part of the Plan, and the trust fund maintained in connection with the Radiofone Plan shall be added to the assets of the Trust Fund to be disposed of under the terms, conditions, and provisions of the Plan and the Trust. On and after June 1, 2004, except as otherwise expressly provided in this Section 20.10, the general provisions of the Plan shall govern with respect to the interests under the Radiofone Plan of all persons, to the extent not inconsistent with any provisions of the Radiophone Plan that may not be eliminated under Section 411(d)(6) of the Code (and the regulations thereunder).

    (b)
    As of June 1, 2004, Separate Accounts shall be established in accordance with the provisions of Section 11.07 in the name of each person who as of May 31, 2004 was a participant or beneficiary with an interest under the Radiofone Plan. In addition to any credits or debits to the Separate Account of the persons described in the immediately preceding sentence on or after June 1, 2004, in accordance with the Plan's general provisions, as of the date the assets of the trust fund of the Radiofone Plan are received by the Trustee and deposited in the Trust Fund there shall be credited to each such Separate Account or Sub-Account, as applicable, the value of such person's prior separate account or sub-account of the corresponding type under the Radiofone Plan as certified to the Plan Administrator by the plan administrator of the Radiofone Plan.

    (c)
    If a person who was a participant under the Radiofone Plan incurred a forfeiture under the Radiofone Plan prior to June 1, 2004 and resumes employment covered under the Plan such that restoration of that forfeiture would be required under the Radiofone Plan as in effect on May 31, 2004, such forfeiture shall be restored under the Plan in the same manner and under the same conditions as such forfeiture would have been restored under the Radiofone Plan as in effect on May 31, 2004.

    (d)
    Notwithstanding any other provision of the Plan to the contrary, each beneficiary designation under the Radiofone Plan prior to June 1, 2004 shall apply to the Separate Accounts or Sub-Accounts established under Section 20.10(b) of the Plan, unless or until the applicable Participant designates a new beneficiary in which case Article XVII of the Plan shall apply.

        8.     Effective as of June 1, 2004, a new Section 20.11 is added to the Plan to provide in its entirety as follows:

          20.11 Merger of Cellular One/F.E.A. 401(k) Plan

    (a)
    Effective as of the beginning of business on June 1, 2004, the Cellular One/F.E.A. 401(k) Plan (the "FEA Plan") shall be merged into and made a part of the Plan, and the trust fund maintained in connection with the FEA Plan shall be added to the assets of the Trust Fund to be disposed of under the terms, conditions, and provisions of the Plan and the Trust. On and after June 1, 2004, except as otherwise expressly provided in this Section 20.11, the general provisions of the Plan shall govern with respect to the interests under the FEA Plan of all persons, to the extent not inconsistent with any provisions of the FEA Plan that may not be eliminated under Section 411(d)(6) of the Code (and the regulations thereunder).

    (b)
    As of June 1, 2004, Separate Accounts shall be established in accordance with the provisions of Section 11.07 in the name of each person who as of the close of business on May 31, 2004 was a participant or beneficiary with an interest under the FEA Plan. In addition to any credits or debits to the Separate Account of the persons described in the immediately preceding sentence on or after June 1, 2004, in accordance with the Plan's general provisions, as of the date the assets of the trust fund of the FEA Plan are received by the Trustee and deposited in the Trust Fund there shall be credited to each such Separate Account or Sub-Account, as applicable, the value of such person's prior separate account or sub-account of the corresponding type under the FEA Plan as certified to the Plan Administrator by the plan administrator of the FEA Plan.

    (c)
    If a person who was a participant under the FEA Plan incurred a forfeiture under the FEA Plan prior to June 1, 2004 and resumes employment covered under the Plan such that restoration of that forfeiture would be required under the FEA Plan as in effect on May 31, such forfeiture shall be restored under the Plan in the same manner and under the same conditions as such forfeiture would have been restored under the FEA Plan as in effect on May 31, 2004.

    (d)
    Notwithstanding any other provision of the Plan to the contrary, each beneficiary designation under the FEA Plan prior to June 1, 2004 shall apply to the Separate Accounts or Sub-Accounts established under Section 20.11(b) of the Plan, unless or until the applicable Participant designates a new beneficiary in which case Article XVII of the Plan shall apply.

        IN WITNESS WHEREOF, the Company, by its duly authorized officer, has caused this Amendment No. 6 to ALLTEL Corporation 401(k) Plan (January 1, 2001 Restatement) to be executed on this 27th day of May, 2004.

ALLTEL CORPORATION
By:	/s/ Scott T. Ford Title: President and Chief Executive Officer